Exhibit 99.1

Contact: News Media John Stevens (617)867 1451 jstevens@digitas.com Investors Maggie Flynn (617)369 8577 mflynn@digitas.com

DIGITAS REITERATES Q3 2004 REVENUE GUIDANCE; CLARIFIES FULL YEAR 2004

GUIDANCE

TO INCLUDE EXPECTATIONS FOR AT&T AND DELTA AIR LINES ACCOUNTS

•	Force reduction expected to capture $6 million in annualized cost savings

•	Company raises Q3 earnings per share expectation

•	Company expects to hit low end of previously-offered full year 2004 guidance

BOSTON, August 12, 2004—Digitas Inc. (Nasdaq: DTAS) today reiterated its previously announced fee revenue guidance for the third quarter of 2004, raised its third quarter earnings per share expectations, and clarified its expectations for the full year of 2004, taking into consideration full-year expectations for the AT&T and Delta Air Lines accounts. Specifically, Digitas cited an expected decline in AT&T revenue—stemming from that company’s announcement last month that it would stop seeking new customers for its consumer local and long-distance services—and an expected decline in Delta Air Lines revenue—stemming from that company’s recent announcements regarding its financial situation—as the basis for issuing the clarified guidance. In addition, Digitas today said that it has effected a force reduction of approximately 50 positions, centered on removing excess capacity as it reconfigures and reallocates staff. On an annualized basis, the company expects the staff reduction to result in approximately $6 million in compensation and benefits savings.

Updated Guidance

Digitas reiterated that it anticipates fee revenue of $58 million–$61 million for the third quarter of 2004 and revised upward its expected earnings per share. The company said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.10–$0.12 in the third quarter of 2004. In addition, Digitas expects adjusted cash earnings1 per share of $0.11–$0.13 for the third quarter of 2004. The company’s previously-offered earnings guidance for the third quarter was earnings per share calculated in accordance with generally accepted accounting principles of $0.08-$0.10, and adjusted cash earnings1 per share of $0.09-$0.11.

For the full year 2004, the company said it anticipates fee revenue at the low end of previously- offered guidance of $235 million–$245 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.35–$0.42, and adjusted cash earnings1 per share of $0.38–$0.45.

David Kenny, Chairman and Chief Executive Officer, Digitas Inc., said, “Across the Digitas network we continue to experience existing client and new business growth. Nevertheless, the recent announcements by AT&T and the pressures faced by Delta Air Lines signal both client-specific revenue contraction and the creation of excess capacity. We believe the strength of our client base combined with quick and decisive reallocation of staff will result in achieving revenue and earnings growth in 2005. While these specific client-related expectations will affect our ability to achieve 15 to 25 percent year-over-year growth in 2005, we remain confident that this growth range is attainable in the longer term.

“We are solidly committed to diversifying our client base and to growing it through a deepening new business effort. What’s more, we firmly believe that our pending acquisition of Modem Media will deepen client strength and diversity in 2005 and beyond, and that the revenue synergies to be found among our collective clients suggest up-sell opportunities that will help fuel our growth both in the short- and long-term.”

About Digitas

Digitas (NASDAQ: DTAS)—the Adweek IQ Independent Agency of the Year—is among the world’s 15 largest marketing services organizations. Digitas designs, builds and runs marketing engines that drive customer acquisition, cross-sell, loyalty, affinity, and care operations for world-leading marketers. Digitas has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, and General Motors. Founded in 1980, Digitas employs approximately 1,200 professionals across offices in Boston, Chicago, London, New York, and San Francisco.

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[1]	The company’s projected adjusted cash earnings calculation excludes from its projected GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share:

	Three Months Ended September 30, 2004		Twelve Months Ended December 31, 2004
	Low End	High End	Low End	High End
GAAP earnings	$0.10	$0.12	$0.35	$0.42
Amortization of intangible assets	*	*	0.01	0.01
Stock-based compensation	0.01	0.01	0.02	0.02
Total of adjustments	$0.01	$0.01	$0.03	$0.03
Adjusted cash earnings	$0.11	$0.13	$0.38	$0.45

*	Less than $0.01 per share.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under the caption “Updated Guidance” regarding management’s expectations with respect to future revenues, earnings per share, adjusted cash earnings per share and statements regarding the company’s future growth and business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, changes in the business strategy of significant clients, the company’s ability to sublet its excess real estate in the anticipated time frame and the company’s ability to effectively manage its growth and client relationships and integration of the business of Modem Media, Inc. following completion of the pending merger with that company. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made in the middle of the third quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.